Exhibit 99.1

April 21, 2010	Analyst Contact: Andrew Ziola
918-588-7163
Media Contact: Brad Borror
918-588-7582

ONEOK Partners to Invest More Than $400 Million in
New Growth Projects in Bakken Shale and Woodford Shale Plays

Projects Include New Natural Gas Processing Plant in North Dakota

TULSA, Okla. – April 21, 2010 – ONEOK Partners, L.P. (NYSE: OKS) today announced that it will invest approximately $405 million to $470 million between now and the end of 2011 for projects in the Bakken Shale in the Williston Basin in North Dakota and the Woodford Shale in Oklahoma – enabling the partnership to meet the rapidly growing needs of producers in these areas. These projects are part of the previously announced $2.5 billion to $3.5 billion of growth projects the partnership has identified for investment between now and the end of 2015.

These investments include construction of a new 100 million cubic feet per day (MMcf/d) natural gas processing facility – the Garden Creek plant – in eastern McKenzie County, N. D., and related expansions that are estimated to cost between $150 million and $210 million and will double the partnership’s natural gas processing capacity in the Williston Basin. Completion is expected in the fourth quarter of 2011.

“Producers with significant acreage dedications to ONEOK Partners’ assets continue to aggressively develop these areas and need additional infrastructure,” said Terry K. Spencer, ONEOK Partners chief operating officer. “Natural gas and natural gas liquids gathering system expansions, as well as construction of a new natural gas processing plant in the Bakken Shale region, are necessary to provide the services our customers expect from us.”

In aggregate, these projects are expected to generate EBITDA (earnings before interest, taxes, depreciation and amortization) multiples of five to seven times. The incremental earnings from these projects are expected to increase distributable cash flow and value to unitholders in the form of higher distributions.

Additional Investments in the Bakken Shale in the Williston Basin in North Dakota

In addition to the construction of a new natural gas processing plant, ONEOK Partners’ natural gas gathering and processing segment will invest an additional $200 million to $205

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ONEOK Partners to Invest More Than $400 Million in
New Growth Projects in Bakken Shale and Woodford Shale Plays

million during 2010 and 2011 for new well connections, expansions and upgrades to its existing natural gas gathering system infrastructure in the Bakken Shale.

These investments include an expansion and upgrade of the natural gas gathering systems and adding new compression to serve the new Garden Creek plant; natural gas gathering system and compression upgrades to bring the existing Grasslands natural gas processing plant to its full capacity by the end of 2010; and $90 million to connect more than 300 wells in 2010 and approximately 400 wells in 2011 to the partnership’s Williston Basin natural gas gathering system.

ONEOK Partners is the largest independent operator of natural gas gathering and processing facilities in the Bakken Shale region, with a gathering system of more than 3,500 miles. In March 2009, it completed a $46 million expansion of its Grasslands natural gas processing facility in North Dakota and since 2007 has invested more than $80 million in new well connections and related infrastructure upgrades to existing natural gas gathering systems in the region.

Investments in the Woodford Shale in Oklahoma

In 2010 and 2011, the partnership will invest an additional $55 million in the Woodford Shale in Oklahoma with projects in the natural gas gathering and processing and the natural gas liquids (NGL) segments.

These investments include connecting the partnership’s western Oklahoma natural gas gathering system to its existing Maysville natural gas processing facility in central Oklahoma, allowing it to optimize its Oklahoma natural gas processing capacity and accommodate growing volumes in the Woodford Shale area. The project is currently under construction and expected to be completed during the fourth quarter of 2010. These investments also include approximately $20 million for new well connections in 2010 and 2011 to gather additional Woodford Shale natural gas volumes.

In the partnership’s natural gas liquids segment, capital investments include the expansion of the partnership’s existing Oklahoma NGL gathering system to connect a new natural gas processing plant currently under construction that is expected to be completed in the fourth quarter of 2010. This expansion will increase the accessibility of this new supply source to the partnership’s Arbuckle Pipeline and Mont Belvieu, Texas, fractionation facilities.

Since 2007, ONEOK Partners has invested approximately $70 million in the Woodford Shale.

EDITOR’S NOTE:
    View maps showing the location of the new processing facility, as well as the infrastructure upgrades.

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ONEOK Partners to Invest More Than $400 Million in
New Growth Projects in Bakken Shale and Woodford Shale Plays

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

The forward looking statements in this news release relating to the estimated costs and completion schedules as well as anticipated EBITDA and distribution levels with respect to the referenced growth construction projects are subject to known and unknown risks, uncertainties and other factors that may cause actual project costs and completion schedules and associated EBITDA and distribution levels to be materially different from those included in the forward looking statements. These risks and uncertainties include, but are not limited to, timely receipt of necessary governmental approvals and permits, our ability to control the costs of construction, including costs of materials, labor, [and right-of-way], and other factors that may impact our ability to complete these projects within budget and on schedule.

OKS-PP

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